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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


TRUSTMARK TO ACQUIRE FLORIDA'S EMERALD COAST BRANCHES OF THE BANC CORPORATION


JACKSON, Miss. - Trustmark Corporation (NASDAQ:TRMK) and The Banc Corporation, Birmingham, Alabama, (NASDAQ:TBNC) jointly announced the signing of a Letter of Intent pursuant to which Trustmark National Bank will acquire seven Florida branches of The Bank, known as the Emerald Coast Division, serving the markets from Destin to Panama City for a $46.8 million deposit premium. The Letter of Intent, which is subject to due diligence, the negotiation of a definitive purchase and assumption agreement and regulatory approval, contemplates the assumption of all deposit accounts, the purchase of selected loans and the purchase of the seven Emerald Coast branch locations. At March 31, 2003, the Emerald Coast branches reported deposits of $205 million and loans of $230 million. The proposed transaction is expected to close during the third quarter of 2003.


Richard G. Hickson, Chairman and CEO of Trustmark, stated, "We are delighted to expand Trustmark's franchise in the dynamic Destin and Panama City, Florida markets. The associates and advisory directors of the Emerald Coast operations of The Bank are well-respected and share our commitment to customer satisfaction. The customers of these branches and the demographics of these markets represent an outstanding opportunity for Trustmark. We look forward to building our franchise in Florida, one of the fastest growing and most desirable markets in the southeast."


James A. Taylor, Chairman and CEO of The Banc Corporation commented, "This is a significant transaction for The Banc Corporation and our shareholders. Trustmark will be gaining a tremendous group of employees and a solid customer base. This move will allow us to reallocate our resources into our Birmingham, Huntsville and remaining Florida panhandle franchise where we anticipate significant growth in the coming years. It will also increase our book value by approximately $1.70 per share."


In order to facilitate its entry into Florida, Trustmark has signed a definitive agreement to acquire an existing Florida state bank charter from an unrelated party. The merger of this Florida state bank charter into Trustmark National Bank will provide Trustmark with the right to conduct business throughout Florida. Trustmark will not be acquiring any loans or deposits as part of the charter transaction, which is subject to regulatory approval and expected to be completed during the third quarter of 2003.


Trustmark is a financial services company providing banking and financial solutions through over 130 offices and 2,300 associates in Mississippi and Tennessee. For additional information, visit Trustmark's web site at www.trustmark.com.


The Banc Corporation is a $1.45 billion bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank,

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an Alabama commercial banking organization headquartered in Birmingham, Alabama.
The Bank currently has a total of thirty-four locations, twenty throughout the state of Alabama and fourteen locations along Florida's emerald coast and panhandle.


Forward Looking Statements by Trustmark Corporation

This press release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement in this press release encompasses any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein, as well as the management assumptions underlying those forward-looking statements. Factors that might cause future results to differ from such forward-looking statements are described in Trustmark's filings with the Securities and Exchange Commission. Trustmark undertakes no obligation to update or revise any of this information, whether as the result of new information, future events or developments, or otherwise.


Forward Looking Statements by The Banc Corporation

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.


The Banc Corporation disclaims any intent or obligation to update "forward looking statements."


TRUSTMARK CONTACTS


Investors:           Zach Wasson                           Joseph Rein
                     Executive Vice President and CFO      First Vice President
                     601-208-6816                          601-208-6898


Media:               Gray Wiggers
                     Senior Vice President
                     601-208-5942


THE BANC CORPORATION CONTACTS

Investors:           Tom Jung
                     Senior Vice President and
                     Director of Marketing and Investor Relations
                     205-327-3547


Media:               Carolyn Miles
                     The Abernathy MacGregor Group
                     212-371-5999